UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 3, 2006

PAINCARE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Florida	1-14160	06-1110906
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1030 N. Orange Avenue, Ste. 105, Orlando, Florida	32801
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (407) 367-0944

Registrant’s facsimile number, including area code: (407) 367-0950

Registrant’s Website address: www.paincareholdings.com

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets

On January 3, 2006, a wholly owned subsidiary of PainCare Holdings, Inc. (the “Company”) closed the acquisition of the assets of Center for Pain Management ASC, LLC (the “Practice”), in Maryland. Pursuant to the terms of the Acquisition Agreement, a copy of which was filed with a Current Report on Form 8-K on September 27, 2005, the total purchase price for the Practice is approximately $15 million. At closing the Company paid the Practice approximately $3,750,000 cash, and issued the Practice 1,021,942 restricted shares of common stock of the Company and a promissory note in the principal amount of $7,500,000 payable in 1 year.

The Practice operates centers located in Baltimore, Glen Burnie, Hagerstown and Rockville, Maryland.

Drs. Marc Loev, P. Bobby Dey, Mark Coleman, Lester Zuckerman, managing members of the Practice, were previously managing members of The Center for Pain Management, LLC, an entity acquired by the Company in December 2004.

Item 7.01	Regulation FD Disclosure.

A copy of the Company’s press release regarding the foregoing is filed herewith with respect to all matters contained therein with the exception of the second sentence of the second paragraph of the press release, which is hereby furnished.

Item 9.01	Financial Statements and Exhibits.

(A)	Financial Statements of Businesses Acquired.

The financial statements required by item 9.01(a) of Form 8-K shall be filed by amendment to this Form 8-K within the time limits proscribed by the rule.

(B)	Pro Forma Financial Statements

The financial statements required by item 9.01(b) of Form 8-K shall be filed by amendment to this Form 8-K within the time limits proscribed by the rule.

(C)	Exhibits

99.1	Copy of press release of the Company dated January 3, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: January 9, 2006	PAINCARE HOLDINGS, INC.

BY: /s/ RANDY LUBINSKY Chief Executive Officer and Director